Exhibit 99.1
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THE WALL STREET TRANSCRIPT
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WT/SKN/SEE
CE 25144
August 29, 2008

JAMES E. SIGMON
 Chairman & CEO
 TXCO Resources Inc.
 777 East Sonterra Boulevard
 Suite #350
 San Antonio, TX 78258
 (210) 496-5300
 www.txco.com

TWST: Can you start by giving us a quick and short overview of your company?
Mr. Sigmon: TXCO Resources is an exploration and production company focused primarily in Southwest and East Texas. We have several resource plays that we are doing, including a heavy oil project.

TWST: Could you elaborate on the resource plays and the property that you are currently focusing on?
Mr. Sigmon: We have about 680,000 net acres in the Maverick Basin in Southwest Texas, our core operating area. In that particular basin, there are several different geologic horizons that contain hydrocarbons. Some of them are resource plays. One of these is an emerging play called the Pearsall shale formation. We recently announced that our third Pearsall well has had flow rates as high as four million cubic feet of gas a day. Our partners in that particular basin are EnCana, Anadarko, and St. Mary.
In addition to that, we just fracture-stimulated our first well a couple of days ago in the Eagleford, which is another shale play that we are gathering information on. Then a third Maverick Basin play that we’re are doing is the San Miguel oil sands, a large heavy oil project much like what’s in the Athabasca oil sands in western Canada. An independent engineering study estimated it has about 7-10 billion barrels of oil in place. We own a little less than 50% of that at this time.

TWST: You have been working in this region for a number of years. The last time you spoke to us in 2004, you had high hopes for the Maverick Basin. Has the basin lived up to your expectations and as you went along developing it, what role has technology played in finding new resources?
Mr. Sigmon: Our Maverick Basin properties have definitely lived up to everything we hoped. It now looks like we may have as much as 12 TCF of gas potential in just the Pearsall formation. It’s a slow process to develop the potential that we believe is there.  It takes time to drill wells to obtain sufficient science before bringing on new oil and gas production.
Technology is a big part of what we’re doing. We’ve gathered information on new exploration, drilling, completion and production techniques that have been applied successfully in other regions - the Barnett, Woodford, Fayetteville, and the Haynesville plays - and we’ve just applied what’s being done in those basins technology-wise to the Maverick Basin. We are not developing new technology; we’re just taking improved technologies and applying them to the zones that are in the Maverick Basin.

TWST: You recently announced some results of a well drilled to the  Pearsall shale. What could you infer from it?
Mr. Sigmon: It’s one well, it doesn’t make the whole play, but the results are very positive. There are several things that TXCO has taken into consideration to determine the value of this play. First, we recognized that 70 or so vertical Pearsall wells have been drilled across the basin in the last 30 years, and they show that the zone is present across a very large area. Second, we analyzed the initial results of this first horizontal Pearsall well that was fractured-stimulated in stages; the results are very good. Next, if those results hold up through additional drilling, it is an indication that the basin’s Pearsall formation contains a lot of recoverable gas. We estimate that TXCO has a potential net asset of about 8-12 TCF. This is only a small portion of the gas that is potentially recoverable in the basin. So the Pearsall has major potential to TXCO as another big resource play. It’s early in the development cycle, but we certainly think it needs to be watched as we go forward.

TWST: Could you elaborate on the San Miguel oil sands resource, as well as your partnership there? What do you expect from this formation?
Mr. Sigmon: It has been known to exist for years. TXCO and DeGolyer and McNaughton, an independent engineering firm, estimate that the San Miguel has about 7-10 billion barrels of 0-degree API gravity oil in place. Conoco put in two pilots in the late 1970s and early 1980s and recovered over 50% of the tar in place in each pilot. At that time, the economics were bad because oil prices were low. Consequently, Conoco did not pursue the project.
It is now 25 years later and there are new technologies, such as SAGD (steam-assisted gravity drainage), being applied in the Athabasca region. So TXCO started a pilot applying SAGD techniques that have been used in Canada to this oil sand. At the same time, we also are using a technique called FAST (fractured-assisted steamflood technology) that Conoco used years ago. If we are successful in proving the economics using today’s oil prices, we think we have an extremely exciting play with new value for our shareholders. Intuitively, we believe that with oil over $100 per barrel, this project is going to be profitable. But until we prove it using today’s costs and oil prices, we won’t be certain. But intuitively, we believe that it’s going to be profitable.

TWST: What is your expected recovery cost per barrel out of the San Miguel oil sands?
Mr. Sigmon: We don’t have a solid number we can provide yet; that’s exactly what we are trying to determine with these pilots. We are just now beginning to put steam in the SAGD project, and shortly we will be starting to put steam into the FAST project. These pilots will let us calculate the steam/oil ratio, and that will give us some idea as to the cost to produce a barrel of oil. We are telling our shareholders that we hope to have some indications what those numbers might be by the end of the year or by the first quarter of 2009.
TWST: What are some of your other properties? What’s going on there?
Mr. Sigmon: We acquired a private company, Output Exploration, in early 2007 that has been active in East Texas. We have a couple of rigs working in that area, drilling Glen Rose shoals. That’s an outgrowth of our experience in the Maverick Basin with the Glen Rose formation. We are producing about 2,400 barrels a day net to TXCO from the Glen Rose formation in the Maverick Basin. So the Glen Rose is a formation in which we have great expertise. We are applying that experience in East Texas now as well we continue developing our core Maverick Basin area.

TWST: Putting it all together, what is your current production?
Mr. Sigmon: We’re producing more than 20 million cubic feet a day on an equivalent basis. About 70% of our production is oil and 30% gas.
TWST: What are the company’s reserves at this point?
Mr. Sigmon: We have a little over 90 BCF equivalent in proved reserves. We believe we have a lot more than that in probable, possible and potential reserves. Our goal is to elevate resources into proved reserves.
TWST: What is TXCO Resources’ attitude in terms of partnership and spreading the risks?
Mr. Sigmon: As you can tell with our partners in the Maverick Basin – EnCana, Anadarko and St. Mary – we try to spread our risk across larger areas. Rather than own 100% of a small area, I would rather own 50% or 25% of a larger area. We never know where the very best prospects in a particular play might be, so we would be better off having less of something than having a lot of nothing. We are very active. That’s why in our core area we have more than a million gross acres under lease and around 600,000 net acres.
TWST: What is your hedging policy?
Mr. Sigmon: We are not smart enough to know what prices will do in the future – I wish we were, but we are not. We do hedge about 50% of our production because of our bank financing. Hedging insures that we can get our drilling programs done with our cash flow for each one of the programs we are drilling, while giving comfort to the banks.

TWST: Would you lay out your plans for the next 12 to 24 months, and give us a realistic picture of your company?
Mr. Sigmon: We are pursuing the Pearsall formation very hard. We have two rigs running in it now. We anticipate that over the next 12 months this project may ramp up considerably once we know for sure whether the Pearsall is going to be the play that we think it is. We tentatively expect to have at least six to eight wells drilled in the Pearsall formation next year.
In the next 12 to 18 months, we will also know what the San Miguel oil sands are going to do. We may bring in another partner in addition to Pearl Exploration and Production of Calgary, or in some other way finance the development of the project. So it is going to be a very active 12 to 18 months for TXCO and we think it will have a very big impact for our shareholders.

TWST: How do you assess the availability of technical skills in your field? Speaking to a lot of the oil companies, that seems to be a major challenge that the industry is experiencing?
Mr. Sigmon: People in the oil and gas industry are getting older and are retiring. Consequently, it’s getting harder to get people that have experience pursuing and developing oil and gas fields. It is going to get more and more difficult as we expand our operations. Today, at times, we are having to train people where in the past we could hire people with experience. TXCO just hired several more technical people in the last six months. Our basic goal, when we can achieve it, is to allow the major companies and larger independents to train people and then we come in and hopefully, as small company, offer them some things that they can’t get elsewhere. Once they are trained, we think the environment is a lot better to work for smaller companies. At the same time, we’ve also hired young people just coming out of college, both geologists and engineers, and we are training them because we cannot always find experienced personnel on our timetables. One plus TXCO offers is we are based in San Antonio, which is a great place to live.
TWST: What are your cap ex plans for the next year or so? Do you have the resources to get to your goals?
Mr. Sigmon: We’ve only announced this year’s cap ex and we will announce next year’s cap ex budget around the first of the year. For 2008, we have a $125-$135 million cap ex budget. Based upon the cash flow that we have today and reserves that we have today, we should have no problem meeting our cap ex budget we’ve outlined for this year.

TWST: What other business challenges, aside from technical expertise, are you looking out for?
Mr. Sigmon: I think our biggest challenge is equipment: drilling rigs, oilfield services, etc. We have a lot of opportunities, but at the same time, drilling rigs are going to other areas like the Haynesville play in Louisiana that is just booming. Larger companies are coming in and snatching up drilling rigs and service equipment, including  Halliburton and Schlumberger. Their people are running hard and fast making it difficult for smaller companies to get the equipment we need on a timely basis.

TWST: Could you comment on the key members and the expertise of the your management team, including yourself?
Mr. Sigmon: We have excellent people. Gary Grinsfelder, our President, is a geologist by background and was VP of Exploration prior to becoming President. He has developed an excellent exploration and development program with his tremendous staff. I would say our geologists and geophysicists are well above average.
Jeff Bookout is our Chief Operating Officer. He has worked for several large companies before coming to work for TXCO. He was with this company when it had just a few employees and has seen TXCO grow and has been a part of making this company grow and he will continue to an integral part of our growth.
From a financial side, our Chief Financial Officer is Mark Stark. We can have the all the best geologists and best geophysicists and best engineers around, but if we can’t take care of business from an investor, financial, and SEC side, we would be in poor shape for our shareholders. Those three people are very, very important cogs in this company going forward. I think we have excellent people who are developing our assets for the benefit of our shareholders.

TWST: You mentioned your biggest challenge is growing to a larger base. Will acquiring other companies be part of that strategy?
Mr. Sigmon: Growing by acquisition is not one of our main strategies. We typically try to grow through the drillbit. Having said that, we’re always looking for opportunities that present themselves that would be good for our shareholders. Consequently, we spent over a $100 million for Output Exploration about a year and a half ago because we could take our experience and expertise in the Glen Rose formation in the Maverick Basin to East Texas. We also gained their technical people to expand operations that we already had. Even though acquisitions are not our focus, we’re always looking, and we will take advantage of opportunities as they come.
TWST: Oil prices have gone up substantially and then have come down recently, giving back about 10% of gains. Do you believe that the financial market understands oil companies or are there any misperceptions about the industry and about your company?
Mr. Sigmon: I think the biggest disconnect from the market understanding us is the timing issue. It just takes longer to develop new ideas and concepts or to take big projects and expand them than what the market sometimes expects. The market tends to think you can do it faster than is prudent. The market will penalize you if you don’t get things done as fast as what it expects.
But overall, I think most of our shareholders understand our business. I think they understand the complications in general, even if they do not always have a good handle on timing. Unfortunately, you can’t just turn a switch and have oil and gas flowing out of the ground.

TWST: What does your shareholder base look like and do you expect it to change much in the next 12 to 24 months?
Mr. Sigmon: Our shareholder base is about 80% institutions and I do not expect that to change. The institutions see the potential of this company and the value of the assets that we’re controlling, and consequently that’s why they’re heavily investing in TXCO.
TWST: When communicating with these institutions, what is the most often-asked question?
Mr. Sigmon: Again, it’s timing. When are you going to do this or that? Timing is the most often-asked question. How fast is something going to come about? That’s the one thing that the market doesn’t have a handle on so it has to rely on the company to outline our expected timeline.
TWST: Are you able to satisfy their demands for an answer?
Mr. Sigmon: We always tell them what we’re doing. Sometimes that doesn’t always translate because they hope it can be done faster than we announce.
TWST: What else would you like to touch upon that I may have left out?
Mr. Sigmon: I think that people need to just watch TXCO and watch us develop our assets. Our projects could have a major impact to a company of our size. Consequently, investors just need to pay attention to what we’re doing.

TWST: When do you expect the next big announcement from your company?
Mr. Sigmon: We’ve told shareholders that we hope by the end of the quarter, maybe in early October, that we would be giving our next reports on the Pearsall formation. We hope by the end of the year that we would be able to make some announcements about our heavy oil projects too.
TWST: Thank you. (WT)